                                                                      EXHIBIT 12

                              UNITED RENTALS, INC.

         STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                          PERIOD FROM AUGUST 14,
                         1997 (INCEPTION) THROUGH   SIX MONTHS ENDED
                            DECEMBER 31, 1997        JUNE 30, 1998
                         ------------------------ ------------------
Earnings:
  Income before
   provision for income
   taxes................         $ 54,138            $13,913,219
  Interest expense......          454,072              4,936,708
  Amortization of debt
   issuance cost........           38,332                261,919
  Interest portion of
   rent expense(1)......          174,917              1,781,833
                                 --------             ----------
    Earnings as                  $721,459            $20,893,679
     adjusted...........         ========             ==========
Fixed charges:
  Interest expense......         $454,072             $4,936,708
  Amortization of debt
   issuance cost........           38,332                261,919
  Interest portion of
   rent expense(1)......          174,917              1,781,833
                                 --------             ----------
    Fixed charges.......         $667,321             $6,980,460
                                 ========             ==========
Ratio of earnings to
 fixed charges..........              1.1x                   3.0x
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(1) The interest portion of rent expense is estimated to be one-third of rent expense.